Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - January 2010

Series Deal Size Expected Maturity		2003-4 $725MM 10/15/2013
Yield		14.97%
Less:	Coupon	0.59%
	Servicing Fee	1.50%
	Net Credit Losses	11.93%
Excess Spread :
	January-10	0.95%
	December-09	6.56%
	November-09	3.73%
Three Month Average Excess Spread		3.75%

Delinquency:
	30 to 59 Days	1.15%
	60 to 89 Days	1.02%
	90+ Days	2.83%
	Total	5.00%
Principal Payment Rate		17.64%